Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Local.com Corporation

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-176542 on Form S-3 of Local.com Corporation (“Company”) of our report dated March 16, 2011, relating to the Company’s financial statements, financial statement schedule and internal controls over financial reporting included in the Company’s Annual Report on Form 10-K/A, Amendment No. 1 for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/ HASKELL & WHITE LLP

Irvine, California

November 8, 2011